                                                                   EXHIBIT 10.26

                         EXECUTIVE EMPLOYMENT AGREEMENT


          This Executive Employment Agreement (the "Agreement") is entered into by and between Platinum Software Corporation (the "Parent"), a Delaware corporation, and Stuart W. Clifton ("Executive"), effective as of October 13, 1998.

          WHEREAS, Parent, Zoo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and DataWorks Corporation, a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Reorganization Agreement"), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the "Merger") (capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Reorganization Agreement);

          WHEREAS, as of the Closing Date, Parent desires to employ Executive and to assure itself of the continued services of Executive and Executive desires to be employed by the Parent, under the terms and conditions herein; and

          WHEREAS, the Company and Executive desire to terminate the terms of Executive's existing Employment Agreement dated December 19, 1997, between Executive and the Company (the "Prior Agreement").

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. EMPLOYMENT BY THE PARENT. Effective as of the Closing Date, the Parent hereby employs Executive to render full-time services to the Parent as its Vice Chairman. Executive shall have responsibilities, duties and authorities that are customarily associated with the position of Vice Chairman, and such other duties as mutually agreed upon by Executive and the Parent.

          2. TERMINATION OF PRIOR AGREEMENT. Effective as of the Closing Date, the Prior Agreement shall be terminated and be of no further force or effect.

          3. TERM OF EMPLOYMENT, CONSULTING SERVICES, AND AGREEMENT. The term of Executive's employment under this Agreement shall commence as of the Closing Date and shall terminate on the first anniversary thereof, or such earlier or later date upon termination of Executive's employment by either party in accordance with Section 5. As used herein, "Term" refers to the period during which Executive serves as an employee of or consultant to the Parent pursuant to the terms of this Agreement. Notwithstanding anything else herein to the contrary, this Agreement shall terminate and be of no force or effect in the event of termination of the Reorganization Agreement pursuant to its terms.



                                       1.

          4. COMPENSATION.

               4.1 SALARY. The Parent agrees to pay Executive compensation (including base salary, bonuses and equity compensation, if any) as an employee of the Parent as provided in this Section 4, or as otherwise mutually agreed in writing between the Parent and Executive. Executive's annualized base salary ("Base Salary") as of the Closing Date shall be $450,000, which shall be paid pursuant to Parent's normal payroll practices. In addition, subject to the terms of the following paragraph, Executive shall be entitled to a fiscal year 1999 bonus (and an annual bonus for fiscal years subsequent to fiscal year 1999, subject to new calculations of revenue and net income projections consistent with any new calculations used with respect to the Parent's other executive officers) pursuant to Exhibit A, determined in accordance with such determinations with respect to the Parent's other executive officers.

               Executive will be paid bonuses concurrently with the payment of bonuses to other of Parent's executive officers in accordance with Exhibit A. Executive's bonus payments will be pro-rated as appropriate for any partial-year of service as an employee of Parent during any of Parent's fiscal years, except no bonus payments will accrue or otherwise be payable for any portion of the Term that is prior to January 1, 1999, and in the event the Term begins subsequent to January 1, 1999 Executive's bonus for fiscal 1999 shall nevertheless be calculated as if Executive was an employee of the Parent beginning January 1, 1999. If Parent changes its fiscal year to end on other than June 30, then Exhibit A shall be deemed amended appropriately to account for such change (subject to new calculations of revenue and net income projections consistent with any new calculations used with respect to the Parent's other executive officers).

               4.2 STOCK OPTIONS. Effective as of the Closing Date, the Parent shall grant to Executive an option to purchase up to 375,000 shares of Common Stock of the Parent pursuant to the form of option agreement attached hereto as Exhibit B (the "Option") and consistent with option agreements with other executive officers of Parent. Notwithstanding any contrary term contained in Exhibit B, however, the Option shall: (i) have an exercise price equal to the fair market value of the Common Stock of Parent on the date of grant; (ii) vest as to 125,000 shares on each of the first, second and third anniversaries of the Closing Date, but such vesting, along with the vesting (as otherwise governed by the terms of the plan or agreement under which they were granted and/or vesting was determined) of all other options to acquire Company Common Stock which are held by Executive immediately prior to Closing (a) shall be accelerated in certain instances as provided in Section 5.4, (b) shall continue vesting following termination of employment for so long as Executive shall provide consulting services (or be deemed to be providing consulting services in the event of death or disability of Executive as provided in Section 5.3) to the Parent hereunder, and (c) such vesting shall terminate in the event of Executive's termination for Cause.

               4.3 BENEFITS; REIMBURSEMENT OF EXPENSES. While an employee of Parent, Executive shall be eligible to participate in any incentive plan, stock award plan, bonus, participation or extra compensation plan, pension, group health, disability and life insurance plan or other benefit programs which the Parent provides for its executives generally. Executive shall be entitled to reimbursement of out of pocket expenses in accordance with Parent's policies, applied to its executive officers generally, whether Executive is an employee or consultant hereunder.



                                       2.

          5. TERMINATION OF EMPLOYMENT; CONSULTING COMMITMENT. Subject to the following provisions of this Section 5, notwithstanding the employment term described in Section 3 hereof, the Parent and Executive shall have the right to terminate Executive's employment at any time for any reason whatsoever, with or without Cause (as defined below). The provisions of this Section 5 shall survive any termination of Executive's employment.

               5.1 PARENT-INITIATED TERMINATION WITHOUT CAUSE.

                    (a) Subject to Section 5.4 below, in the event the Parent terminates Executive's employment without Cause and subject to (i) the execution by Executive of the release attached hereto as Exhibit C and (ii) the expiration of the seven (7) day revocation period provided for in such release during which such release shall not have been revoked (collectively, the "Release Condition"), Executive shall thereafter serve as a consultant to Parent pursuant to Section 5.6, and the Parent shall pay, pursuant to COBRA or if COBRA coverage is not available, coverage that is COBRA comparable, all costs (excluding Execucare) associated with the continuation of coverage under the Parent's group health plan(s) for the period following termination until the date that Executive ceases to provide services as a consultant hereunder. Such continuing coverage shall provide for the same terms under which Executive, Executive's spouse, and Executive's dependents were covered immediately prior to termination. Executive's compensation and benefits as an employee of the Parent shall otherwise cease as of such termination date.

                    (b) For purposes of this Agreement, "Cause" shall mean (a) willful breach or habitual neglect of Executive's duties hereunder and failure to remedy such breach or neglect within 30 days after written notice to Executive thereof, (b) material breach by Executive of his Noncompetition Agreement entered into with Parent in connection with the Merger (provided that any disagreement with respect to such breach has been resolved in accordance with Section 7 hereof), or (c) misconduct, including, but not limited to: (i) conviction of any felony or of any crime involving moral turpitude or dishonesty; (ii) participation in any fraud against the Parent or any parent or subsidiary of Parent; (iii) Executive's repeated insubordination or refusal to comply with the reasonable request of the Parent's Board of Directors (the "Board") relating to the scope or performance of Executive's duties; or (iv) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates Executive's gross unfitness to serve.

               5.2 PARENT-INITIATED TERMINATION FOR CAUSE. In the event Executive's employment is terminated by the Parent or its successor at any time for Cause, Executive's compensation, benefits and option vesting will immediately cease in their entirety, and Executive shall not be entitled to any severance or other benefits.

               5.3 EXECUTIVE-INITIATED VOLUNTARY TERMINATION; DISABILITY OR DEATH. Executive may voluntarily terminate his employment with the Parent or its successor at any time by giving the Board thirty (30) days' written notice. In the event Executive so terminates his employment with the Parent or its successor, Executive shall thereafter serve as a consultant to Parent pursuant to Section 5.6, and the Parent shall pay, pursuant to COBRA, or if COBRA coverage is not available, coverage that is COBRA comparable, all costs (excluding Execucare) associated with the continuation of coverage under the Parent's group health plan(s) for the



                                       3.

period following termination until the date that Executive ceases to provide services as a consultant hereunder. Such continuing coverage shall provide for the same terms under which Executive, Executive's spouse, and Executive's dependents were covered immediately prior to termination. Executive's compensation and benefits as an employee of the Parent shall otherwise cease as of such termination date. Notwithstanding anything in this Agreement to the contrary, in the event Executive dies or becomes permanently disabled (as defined in Section 22(e)(3) of the Internal Revenue Code) while an employee of the Parent, such event will be deemed a termination of Executive's employment pursuant to this Section 5.3, and Executive or Executive's estate, as appropriate, will be entitled to all consulting fees and continuation of vesting contemplated by Section 5.6 as if Executive provided consulting services pursuant to Section 5.6 for the entire Consulting Period (as defined below), and the other benefits described above shall inure to Executive's successors.

               5.4 TERMINATION FOLLOWING CHANGE IN CONTROL.

                    (a) In the event that, at the time of or within twelve (12) months following the occurrence of a Change in Control (as defined below), (i) the Parent or its successor terminates Executive's employment without Cause or
(ii) Executive voluntarily terminates his employment for any reason or for no reason, then, in either case, in lieu of the provisions of Sections 5.1 and 5.3, following such termination and subject to the Release Condition, (A) Executive shall thereafter serve as a consultant to Parent pursuant to Section 5.6; (B) the Parent or its successor shall pay, pursuant to COBRA, or if COBRA coverage is not available, coverage that is COBRA comparable, all costs (excluding Execucare) associated with the continuation of coverage under the Parent's group health plan(s) for the period following termination until the date that Executive ceases to provide services as a consultant hereunder; and (C) the vesting and exercisability of any and all options then owned by Executive to purchase shares of the Parent's Common Stock shall immediately accelerate in full and become fully vested and exercisable otherwise in accordance with their terms.

                    (b) "Change in Control" shall mean the occurrence of any of the following:

                         (i) Any "person," as such term is used in Section 13(d)
and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Parent, a Parent subsidiary, or a Parent employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent (or a successor to the Parent) representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Parent or such successor; or

                         (ii) At least a majority of the directors of the Parent
constitute persons who were not at the time of their first election to the Board, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election; or

                         (iii) A merger or consolidation in which the Parent is
not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Parent is incorporated; or



                                       4.

                         (iv) A sale, transfer or other disposition of assets
involving fifty percent (50%) or more in value of the assets of the Parent; or

                         (v) The dissolution of the Parent, or liquidation of
more than fifty percent (50%) in value of the Parent; or

                         (vi) Any reverse merger in which the Parent is a
surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Parent's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger.

               5.5 CERTAIN REDUCTIONS IN PAYMENTS.

                    (a) In the event that the benefits under this Agreement, when aggregated with any other payments or benefits received by Executive, or to be received by Executive, would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the "Excise Tax"), then Executive's benefits shall either be (A) delivered in full or (B) delivered to such lesser amount or degree as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.

                    (b) Unless Parent and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Parent's primary independent public accounting firm (the "Accountant's), whose determination shall be conclusive and binding upon Executive and Parent for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Parent and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make its determination under this Section. Parent shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

               5.6 CONSULTING COMMITMENT.

                    (a) Executive shall, as provided in this Section 5.6, serve as a consultant to Parent during the Consulting Period in the event of Executive's termination of employment pursuant to Section 5.1, 5.3 or 5.4 above. The "Consulting Period" (i) in the event of termination of Executive's employment pursuant to Section 5.1 or 5.4 above shall be from the date of such termination until the date that is the later of (x) the third anniversary of the Closing Date and (y) the date that is two (2) years following such termination, and (ii) in the event of termination of Executive's employment pursuant to
Section 5.3 above shall be from the date of such termination until the date that is two (2) years following such termination.



                                       5.

                    (b) The Parent shall be entitled to require the Executive to be available to render consulting services up to seventy-five (75) hours per month, at times mutually agreed upon from time to time by Executive and the Parent. Executive shall perform such services in San Diego County, California, or such other place as may be mutually agreed upon in writing by Executive and the Parent.

                    (c) In exchange for Executive's availability, the Parent shall pay base consulting fees at a rate of $450,000 per year payable in equal installments on dates coinciding with salary payments made to the Parent's other executive officers, with payment for any partial pay period to be prorated (based on the number of days during the Consulting Period in such pay period relative to the number of days in such pay period). In addition, the Parent shall pay "bonus consulting fees" for each fiscal year of the Parent in accordance with Exhibit A and Executive shall continue options vesting pursuant to Section 4.2, as if Executive were still a full-time employee of the Parent (including with respect to partial-year service). If the Parent determines that it is obligated to do so, it shall be entitled to withhold from the Executive's consulting compensation such amounts as may be required by tax or other government authorities. Notwithstanding anything in this Agreement to the contrary, in the event Executive dies or is permanently disabled (as defined in Section 22(e)(3) of the Internal Revenue Code) while a consultant of the Parent pursuant to this Section 5.6, Executive or Executive's estate, as appropriate, will be entitled to all consulting fees and continuation of option vesting contemplated by Section 4.2 as if Executive provided consulting services pursuant to Section 5.6 for the entire Consulting Period, and the other benefits described above shall inure to Executive's successors.

                    (d) Executive shall perform such consulting services as an independent contractor.

               5.7 BREACH OF NONCOMPETITION AGREEMENT. Notwithstanding anything else herein to the contrary, in the event Executive materially breaches his Noncompetition Agreement entered into with the Parent in connection with the Merger, the Parent may terminate Executive's employment with the Company and Executive shall not provide consulting services to the Company hereunder; and as a result the Parent shall have no obligation to pay Executive hereunder for subsequent services and Executive's options to purchase shares of Parent's Common Stock will immediately cease to vest.

          6. NOTICES. Any notice which the Parent is required or may desire to give to Executive shall be given by personal delivery, facsimile or registered or certified mail, return receipt requested, addressed to Executive at the address of record with the Parent, or at such other place as Executive may from time to time designate in writing. Any notice which Executive is required or may desire to give to the Parent hereunder shall be given by personal delivery, facsimile or by registered or certified mail, return receipt requested, addressed to the Parent at its principal office, or at such other office as the Parent may from time to time



                                       6.

designate in writing. The date of personal delivery, facsimile or mailing any such notice shall be deemed to be the date of delivery thereof.

          7. CONFIDENTIAL AND PROPRIETARY INFORMATION.

               7.1 CONFIDENTIAL AND PROPRIETARY INFORMATION. Executive hereby acknowledges that, currently or as soon as possible after the signing of this Agreement, Executive will enter into Parent's standard form of Employee Proprietary Information and Inventions Agreement, a form of which is attached hereto as Exhibit D.

          8. GENERAL.

               8.1 INDEMNIFICATION. The Parent agrees that it will enter into an indemnification agreement with Executive consistent with that entered into between the Parent and other of Parent's executive officers, and the parties agree that such agreement shall cover the entire Term of this Agreement and Executive's services provided to the Parent pursuant hereto.

               8.2 ENTIRE AGREEMENT. Effective as of the Closing Date, this Agreement shall supersede the Prior Agreement, and sets forth the complete, final and exclusive embodiment of the entire agreement between Executive and the Parent, and supersedes all prior agreements or understandings between the parties, with respect to the subject matter hereof. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except in a written instrument signed by Executive and a duly authorized officer or director of the Parent.

               8.3 SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the remaining terms and provisions shall be unimpaired. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

               8.4 SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of Executive's duties under this Agreement, Executive may not delegate the performance of his duties under this Agreement.

               8.5 APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

               8.6 HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.



                                       7.

               8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.



                                       8.

          IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:


STUART W. CLIFTON,                          PLATINUM SOFTWARE CORPORATION,
an Individual                               a Delaware corporation


/s/ Stuart W. Clifton
----------------------------------          By: /s/ L. George Klaus
                                               ---------------------------------

                                            Name:  L. George Klaus
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

          The Company hereby acknowledges and agrees to the provisions of Sections 2, 4.5 and 8.2 hereof.

DATAWORKS CORPORATION,
a Delaware corporation


By:  /s/ Stuart W. Clifton
   -------------------------------

Name:  Stuart W. Clifton
     -----------------------------

Title:
      ----------------------------



                                       9.

                                    EXHIBIT A

                          PLATINUM EXECUTIVE BONUS PLAN

     EMPLOYEE NAME             TITLE                     CLOSING DATE               DATE PREPARED     REVISION #
     -------------             -----                     ------------               -------------     ----------
Stuart W. Clifton        Vice Chairman       As defined in Clifton Executive
                                             Employment Agreement


                          AUTHORITY AND RESPONSIBILITY

                  Vice Chairman, Platinum Software Corporation

                                FY1999 ASSIGNMENT

     ($ MILLIONS)             QTR 1             QTR 2             QTR 3              QTR 4              TOTAL
     ------------             -----             -----             -----              -----              -----
A)  Revenue                   TBD                TBD              TBD                TBD                TBD

B)  Net Income                TBD                TBD              TBD                TBD                TBD


                             INCENTIVE COMPENSATION

INCENTIVE AT 100% OF TARGET

LEVEL I          Bonus        Revenue          $4,500 per % point 76% - 100%                               $112,500
LEVEL I          Bonus        Net Income       $4,500 per % point 76% - 100%                                112,500
                                                                                                   ----------------
         TOTAL FOR 100% PORTION                                                                            $225,000
                                                                                                   ----------------

INCENTIVE ABOVE 100% OF TARGET

LEVEL II         Bonus        Revenue          $22,500 per % point 101% - 105%                             $112,500
LEVEL II         Bonus        Net Income       $4,500 per % point 101% - 125%                              $112,500
LEVEL II         Bonus        Backlog          $22,500 per million 106% - 110%                             $112,500
                                                                                                   ----------------
         TOTAL FOR ABOVE 100%                                                                              $337,500
                                                                                                   ----------------
         TOTAL AT CAP                                                                                      $562,500
                                                                                                   ----------------

COMMENTS

a) Payment of incentives beyond the above CAP can be achieved with approval of the Board of Directors.
b) All bonuses will be earned on a pro-rata basis, but not paid until the end of the fiscal year.
c) Backlog is defined as revenue which could have been recognized which was held for the subsequent quarter. Backlog should be included in the net income calculation and is used in the annual revenue calculation.
d) During the Consulting Period, Executive shall in any event be entitled to the maximum amount of the "INCENTIVE at 100% of TARGET," without consideration of whether projected revenue and net income are actually met during a fiscal year.
e) This Exhibit A shall be amended for each new fiscal year during the Term, in accordance with amendments generally applicable to Parent's executive officers.

Approved                                           Approved
Stuart W. Clifton                  Date            Platinum Software Corporation Compensation           Date
                                                   Committee

                                                                       EXHIBIT B

                     FORM OF NONQUALIFIED OPTION AGREEMENT


        THIS NONQUALIFIED OPTION AGREEMENT (the "Agreement"), made as of the [Agreement_Date], between PLATINUM SOFTWARE CORPORATION, a Delaware corporation (hereinafter referred to as the "Company"), and [FName] [LName], an employee of the Company, its parent or one or more of its subsidiaries (the "Optionee"), is made with reference to the following facts:

                                 R E C I T A L S

        A. Optionee is employed with the Company or a consultant to the Company and is a valued and key employee of or a consultant to the Company.

        B. The Company desires, by affording the Optionee an opportunity to purchase shares of Common Stock of the Company (hereinafter called "Shares"), as hereinafter provided, to carry out the purpose of the Nonqualified Stock Option Plan - 1998, a copy of which is attached hereto or available from the Secretary of the Company (the "Plan").

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants hereinafter set forth, and for good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

        1.  GRANT OF OPTION.

        The Company hereby irrevocably grants to the Optionee the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of [Options] Shares (such number being subject to adjustment as provided in Paragraph 7 hereof) on the terms and conditions herein set forth. The Option granted herein is a "nonqualified option" and is not subject to the provisions of Section 422A of the Internal Revenue Code of 1986, as amended.

        2.  PURCHASE PRICE.

        The purchase price of the Shares covered by the Option shall be $[Grant_Price] per share (the "Exercise Price"), representing one hundred percent (100%) of the fair market value of the shares as determined pursuant to
Section 5 of the Plan as of the date hereof.

        3.  TERM OF OPTION.

        The term of the Option shall commence on the date hereof and all rights to purchase shares hereunder shall cease at 11:59 p.m. on the day before the tenth (10th) anniversary of the date hereof, subject to earlier termination as provided herein. Except as may otherwise be provided in this Agreement, options granted hereunder may be cumulative and exercised as follows:

        (i) From and after [Grant_Date] (the "Vesting Commencement Date") and until one year from the Vesting Commencement Date, the Option may not be exercised as to any of the Shares subject to the Option.

        (ii) During the period commencing one year from the Vesting Commencement Date, the Option may be exercised for one-fourth (1/4) of the Shares subject to the Option, and, thereafter, on each succeeding anniversary of the Vesting Commencement Date, the Option may be exercised for an additional one-fourth (1/4) of the Shares subject to the Option, such that on and after four (4) years from the Vesting Commencement Date, the Option may be exercised as to all of the Shares subject to the Option.

        The purchase price of the Shares as to which the Option shall be exercised shall be paid in full at the time of exercise, as provided in Paragraph 9 below. Except as provided in Paragraph 5 hereof, the Option may not be exercised at any time unless the Optionee shall have been continuously, from the date hereof to the date of the exercise of the Option, a Service Provider to the Company. The holder of the Option shall not have any of the rights of a shareholder with respect to the Shares covered by the Option as to any Shares of Common Stock not actually issued and delivered to Optionee.

        4. NONTRANSFERABILITY.

        The Option shall not be transferable other than by will or the laws of descent and distribution or with the prior written consent of the Plan Administrator, and the Option may be exercised, during the lifetime of the Optionee, only by Optionee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided in Paragraph 6 hereof), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

        5. TERMINATION OF OPTION.

        Except as provided below in this Section, this Option shall terminate on the date Optionee ceases to be a Service Provider for the Company (the "Termination Date"). Optionee shall be considered to be a Service Provider to the Company for all purposes under this Agreement if the Board of Directors or Administrator of the Plan determines that Optionee is rendering or available to render substantial services as a part-time employee, consultant, contractor or advisor to the Company or any Parent, Subsidiary or Affiliate of the Company. A leave of absence (regardless of the reason therefor) shall be deemed to constitute the cessation of Service Provider status as of the commencement date of the leave, unless such leave is authorized by the Company in writing and the Optionee recommences providing services prior to the expiration date of such leave. Accordingly, the Optionee shall receive credit as a Service Provider to the Company during a leave of absence only if the leave is authorized by the Company and the Optionee recommences providing services on or prior to the expiration date of the leave.

        (a) TERMINATION GENERALLY. In the event Optionee ceases to be a Service Provider to the Company for any reason except death or disability, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee within three (3) months after the Termination Date, but in no event later than the Expiration Date.

        (b) DEATH OR DISABILITY. In the event Optionee ceases to be a Service Provider to the Company because of the death of Optionee or the disability of Optionee within the meaning of Section 22(e)(3) of the Code, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee (or Optionee's legal representative) within one year after the Termination Date, but in no event later than the Expiration Date.

        6. OTHER TERMINATIONS OR EXPIRATIONS.

        (a) In addition to any other event causing an expiration or termination of this Option, this Option shall expire and all rights to purchase Shares shall cease (to the extent not theretofore terminated or expired as herein provided) upon the effective date of a Change of Control. To the extent applicable, based upon the event causing a Change of Control, the Company shall give written notice to the Optionee of the proposed Change of Control not less than thirty
(30) days prior to the anticipated effective date of the Change of Control. The Option shall be accelerated and, concurrent with the effective date of the Change of Control, the Optionee shall have the right to either (i) exercise the Option in respect to any or all of the Shares then subject thereto, or (ii) exchange this Option for cash in an amount equal to the number of Shares which as of the effective date of the Change of Control may be acquired upon the exercise of the Option, multiplied by the difference between (1) the fair market value of the consideration to be paid per Share in connection with the Change of Control as determined by the Board of Directors, which determination shall be final and binding on Optionee, and (2) The Exercise Price. Such cash payment shall be paid within thirty (30) days following the consummation of the Change of Control. Neither the approval of the Board or the Committee shall be required in connection with such election and the cash distribution.

        (b) For the purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following:

               (i) Any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, a Company subsidiary, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or a successor to the Company) representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company or such successor; or

               (ii) At least a majority of the directors of the Company constitute persons who were not at the time of their first election to the Board, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election; or

               (iii) A merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; or

               (iv) A sale, transfer or other disposition of assets involving fifty percent (50%) or more in value of the assets of the Company; or

               (v) The dissolution of the Company, or liquidation of more than fifty percent (50%) in value of the Company; or

               (vi) Any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger.

        7. ADJUSTMENTS.

        The number and class of shares subject to this Option, and the purchase price per share (but not the total purchase price), and the minimum number of shares as to which this Option may be exercised at any one time, shall all be proportionately adjusted in the event of any change or increase or decrease in the number of issued shares of Common Stock in the Company, without receipt of consideration by the Company, which result from a split-up or consolidation of shares, payment of a share dividend (in excess of two percent (2%)), a recapitalization, combination of shares or other like capital adjustment, so that, upon exercise of this Option, the Optionee shall receive the number and class of shares Optionee would have received had Optionee been the holder of the number of shares of Common Stock in the Company, for which this Option is being exercised, on the date of such change or increase or decrease in the number of issued shares of Common Stock in the Company. Adjustments under this paragraph shall be made by the Board of Directors whose determination with respect thereto shall be final and conclusive. No fractional share shall be issued under this Option or upon any such adjustment.

        8. NOTICE.

        All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, by United States certified or registered mail, prepaid, to the parties or their assignees at the addresses set forth opposite their signatures below (or such other address as shall be given in writing by either party to the other).

        9. METHOD OF EXERCISING OPTION.

        Subject to the terms and conditions of this Option Agreement, this Option may be exercised by written notice to the Company, at its principal office in the State of California, which presently is located at 195 Technology Drive, Irvine, California 92618-2402. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising the Option. Such notice shall be accompanied by payment in (i) cash, certified check, bank draft; (ii) (subject to the limitations and with the prior approval required under Paragraph 3 above) certificates for shares of the Common Stock of the Company; or (iii) (subject to the limitations and with the terms and provisions specified pursuant to Paragraph 3 above) with the prior written consent and approval of the Company, by the execution and delivery of Optionee's promissory note in the principal amount of the exercise price, with such term, interest rate and other terms and provisions, including, without limitation, requiring the Shares acquired upon exercise to be pledged to the Company to secure payment of the note, as the Board of Directors may specify, equal to at the time of exercise, in the aggregate, the full purchase price of such shares, (iv) by cancellation of indebtedness of the Company to Optionee, (v) by waiver of compensation due or accrued to Optionee for services rendered, (vi) provided that a public market for the Company's stock exists, through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD" Dealer) whereby the Optionee irrevocably elects to exercise his Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company, (vii) provided that a public market for the Company's stock exists, through a "margin" commitment from the Optionee and NASD Dealer whereby the Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company, or (viii) any combination of (i), (ii),
(iii), (iv), (v), (vi) or (vii) above, and the Company shall deliver a certificate or certificates representing the Shares subject to such exercise as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised by any person or persons other than the Optionee in accordance with the terms hereof, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable. The holder of this Option shall not be entitled to the privileges of share ownership as to any shares of Common Stock not actually issued and delivered to Optionee. Until and unless the Plan and the issuance of securities thereunder shall have been registered under the Securities Act of 1933, as amended (the "Securities Act"), the Optionee hereby certifies that all shares of Common Stock in the Company purchased or to be purchased by Optionee pursuant to the exercise of this Option are being or are to be acquired by Optionee for investment and not with a view to the distribution thereof.

        10. NO AGREEMENT TO EMPLOY.

        Nothing in this Agreement shall be construed to constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ or retain Optionee for any specific period of time.

        11. MARKET STANDOFF AGREEMENT.

        Optionee agrees in connection with any underwritten registration of the Company's securities that, upon the request of the Company or the underwriters managing any public offering of the Company's securities, Optionee will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for a period of time (not to exceed 90 days) from the effective date of such registration as the Company or the underwriters may specify.

        12. STOP-TRANSFER NOTICES.

        Optionee understands and agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

        13. GENERAL.

        The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations, which, in the opinion of counsel for the Company, shall be applicable thereto.

        IN WITNESS WHEREOF, the Company has caused this Nonqualified Option Agreement to be duly executed by its officers thereunto duly authorized, and the Optionee has hereunto set his hand, all as of the day and year first above written.


                                            COMPANY:

                                            PLATINUM SOFTWARE CORPORATION
Address:

195 Technology Drive
Irvine, CA  92618-2402                      By:
                                               ---------------------------------


                                            OPTIONEE:
Address:

--------------------------

--------------------------

                                            ------------------------------------
                                            [FName] [LName]

                                    EXHIBIT C

                          RELEASE AND WAIVER OF CLAIMS

         In exchange for consideration described in my Executive Employment Agreement, and subject to continuing obligations to me pursuant to Sections 4, 5 and 9.1 thereof, I hereby furnish Platinum Software Corporation (the "Parent") with the following release and waiver:

         I hereby release, and forever discharge the Parent, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date eight days prior to the execution date of this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation, and excluding claims relating to consulting services described in Section 5.6 of my Executive Agreement.

         I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of California or any other jurisdiction of similar effect with respect to any claims I may have against the Parent.

         I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Parent. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

         This release and waiver, the Executive Employment Agreement, the Noncompetition Agreement and any option agreements between Executive and Parent represent the entire agreement and understanding between Parent and Executive concerning the subject matter hereof and supersede and replace any and all prior agreements and understandings, whether written or oral, concerning the subject matter hereof.


Date: __________________                    By:_________________________________
                                                  Stuart W. Clifton

                                                                       EXHIBIT D

                          PLATINUM SOFTWARE CORPORATION

                   EMPLOYEE PROPRIETARY INFORMATION AGREEMENT


    In consideration and as a condition of my employment, or continued employment, by PLATINUM SOFTWARE CORPORATION and/or by companies which it owns, controls, or is affiliated with, or their successors in business (hereafter referred to as "the Company"), and the compensation paid therefore:

1.  CONFIDENTIALITY.

    I agree to keep confidential, except as the Company may otherwise consent in writing and not to disclose or make any use of except for the benefit of the Company, at any time, either during or subsequent to my employment, any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates, which I may produce, obtain or otherwise acquire during the course of my employment, except as herein provided. I further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

2. CONFLICTING EMPLOYMENT/RETURN OF CONFIDENTIAL MATERIAL.

    I agree that during my employment with the Company I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged or which would otherwise conflict with my obligations to the Company. In the event of my termination of employment with the Company for any reason whatsoever, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any invention, trade secret or confidential information of the Company or to my employment, and I will not take with me any description containing or pertaining to any confidential information, knowledge or data of the Company which I may produce or obtain during the course of my employment. In the event of the termination of my employment for any reason whatsoever, I agree to sign and deliver the "Termination Certificate" attached hereto as Exhibit A.

3.  ASSIGNMENT OF INVENTIONS.

    I agree that all computer programs, documentation and other copyrightable materials to which I contribute during my employment shall be considered "works made for hire" and shall be the sole property of the Company. I hereby assign and transfer to the Company my entire right, title and interest in and to all inventions (as used in the Agreement, "inventions" shall include but not be limited to ideas, improvements, designs and discoveries) whether or not patentable and whether or not reduced to practice, made or conceived by me (whether made solely by me or jointly with others) during the period of my employment with the Company, which relate in any manner to the actual or demonstrably anticipated business, work or research and development of the Company or its subsidiaries, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company or its subsidiaries. I agree that all such inventions are the sole property of the Company provided, however, that this Agreement does not require assignment of an invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereafter referred to as "Section 2870"). A copy of
Section 2870 is attached as Exhibit B.

4.  DISCLOSURE OF INVENTIONS AND PATENTS.

    I agree that in connection with any "invention" as defined in Paragraph 3 above:

  a) I will disclose such invention promptly in writing to my immediate superior at the Company, with a copy to the President, regardless of whether I believe the invention is protected by Section 2870, in order to permit the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company.

  b) I will, at the Company's request, promptly execute a written assignment of title to the Company for any invention required to be assigned by Paragraph 3 ("assignable invention"), and I will preserve any such assignable invention as confidential information of the Company.

  c) Upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my employment in every reasonable way to obtain for its own benefit patents and copyrights for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted. I agree to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title, and interest in such patents and copyrights.

5.  EXECUTION OF DOCUMENTS.

    In connection with Paragraph 4(c), I further agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, patents and copyrights, and to vest title thereto in the Company or its nominee.

6.  MAINTENANCE OF RECORDS.

    I agree to keep and maintain adequate and current written records of all inventions made by me (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

7.  PRIOR INVENTIONS.

    It is understood that all inventions if any, patented or unpatented, which I made prior to my employment by the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit C attached hereto a complete list of all my prior inventions, including numbers of all patents and patent applications, and a brief description of all unpatented inventions which are not the property of a previous employer. I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior inventions. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim in any invention or idea. In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such inventions or ideas.

8.  OTHER OBLIGATIONS.

    I acknowledge that the Company from time to time may have agreements with other persons or with the U.S. Government or governments of other countries, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

9.  TRADE SECRETS OF OTHERS.

    I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any agreement either written or oral in conflict herewith.

10. MODIFICATION.

    This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and the Company. I agree that any subsequent change or changes in my duties, salary, or compensation shall not affect the validity or scope of this Agreement.

11. ENTIRE AGREEMENT.

    I acknowledge receipt of this Agreement and agree that with respect to the subject matter thereof it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings or agreements with the Company or any officers or representative thereof.

12. SEVERABILITY.

    In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable in any jurisdiction, such paragraph or provision shall, as to that jurisdiction, be adjusted and reformed, if possible, in order to achieve the intent of the parties, and if such paragraph or provision cannot be adjusted and reformed, such paragraph or provision shall, for the purposes of that jurisdiction be voided and severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect.

13. SUCCESSORS AND ASSIGNS.

    This Agreement shall be binding upon my heirs, executors, administrators or other legal representative and is for the benefit of the Company, its successors and assigns.

14. GOVERNING LAW.

    This Agreement shall be governed by the laws of the location of the Company's corporate headquarters, which is presently located in the State of California; provided, however, that in the event this provision is deemed to be unenforceable by a local judicial authority or governmental agency, then the laws of the location of my employment shall apply.

15. COUNTERPARTS.

    This Agreement may be signed in two counterparts, each shall be deemed an original and both of which shall together constitute one agreement.


EMPLOYEE                                           PLATINUM SOFTWARE CORPORATION


--------------------------                         By:
(Employee's Signature)                                --------------------------

--------------------------                         Its:
(Print Name)                                           -------------------------

Date:                                              Date:
     --------------------                               ------------------------

                                   EXHIBIT A

                             TERMINATION CERTIFICATE


    This is to certify that I do not have in my possession, nor have I failed to return any records, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of them, or other documents or materials, equipment, or other property belonging to the Company, its successors and assigns (hereafter referred to as "the Company").

    I further certify that I have complied with and will continue to comply with all the terms of the Employee Proprietary Information Agreement signed by me with the Company, including the reporting of any inventions (as defined therein) conceived or made by me covered by the Agreement.

    I further agree that in compliance with the Employee Proprietary and Confidential Information Agreement, I will preserve as confidential all trade secrets, confidential information, knowledge, data, or other information relating to products, processes, know-how, designs, formulas, test data, customer lists, or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, or affiliates.


---------------------------
Employee's Signature


---------------------------
Print Name


---------------------------
Date

                                    EXHIBIT B

                                  SECTION 2870
                              CALIFORNIA LABOR CODE


    Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used, and which was developed entirely on the employee's own, time, and:

    a) which does not relate to the business of the employer or to the employer's actual or demonstrably anticipated research or development or

    b) which does not result from any work performed by the employee for the employer.

    Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

                                    EXHIBIT C

                            LIST OF PRIOR INVENTIONS



                                                                        Identifying Number or
             Title                           Date                        Brief Description
             -----                           ----                       ---------------------